UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting material Pursuant to §240.14a-12

MACY’S, INC.

(Name of Registrant as Specified In Its Charter)

Arkhouse Value Fund I LP

Arkhouse Value Fund II LP

Arkhouse Co-Investment III LP

Arkhouse Equity Investors LLC

Arkhouse Equities Fund LLC

Arkhouse Value Fund GP LLC

Arkhouse Co-Investment III GP LLC

Arkhouse Real Estate Activism Fund MM LLC

Arkhouse Manager LLC

Arkhouse Management Co. LP

Arkhouse GP LLC

Jonathon Blackwell

Gavriel Kahane

George Hebard

Richard Clark

Richard L. Markee

Mohsin Y. Meghji

Mitchell Schear

Nadir Settles

Gerald L. Storch

Sharen J. Turney

Andrea M. Weiss

Isaac Zion

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Arkhouse Management Co. LP, together with the other participants named herein (collectively, the “Participants”), expects to file a preliminary proxy statement and accompanying proxy card with the United States Securities and Exchange Commission to be used to solicit proxies for matters including the election of its slate of director nominees to the Board of Directors (the “Board”) of Macy’s, Inc. (“Macy’s”, or the “Company”) at the 2024 annual meeting of shareholders (the “Annual Meeting”).

On March 4, 2024,  Mr. Gavriel Kahane, Managing Partner of Arkhouse Management Co. LP, and a participant named herein, was interviewed by Leslie Picker, Courtney Reagan and Dominic Chu on CNBC. The full text of the interview transcript follows:

Leslie Picker: So the big news is that you bumped up to a 51% premium to the unaffected stock price from a few months ago. But share's still trading about three and a half dollars below that price tag. You said in an earlier release that the board was unwilling to engage due to a lack of confidence surrounding financing as well as the purchase price, and I'm wondering if you believe that this newest offer as well as any developments on financing have closed the gap there.

Gavriel Kahane: Yeah. So, firstly, thank you so much for having me. Leslie, Courtney, good to see you both. The company said they were unwilling to engage with us on financing. I don't know if that's the real reason or not. We can only guess as to the specific reasons they weren't engaging. In fact, in previous conversations with them with respect to financing, they made it very clear to us that they didn't have any additional questions on our financing. And we hope that the additional information that we've given them, notwithstanding their lack of specific requests, has put to the side any questions now. But, to the extent they have any additional questions, we urge them as we have previously to please let us know specifically what they would like for us to address.

With respect to price, as we stated then when we initially made the offer, we had a high degree of confidence and optimism that we could increase our offer if we were granted access to confirmatory diligence. The company was unwilling to provide us with access to said diligence but they did release Q4 earnings and that gave us more information, allowing us to drop some of our conservative assumptions in our underwriting and in turn increase our price to now $24 in cash.

Leslie Picker: Macy's, for its part, said in a statement that it does not intend to comment further on the Arkhouse and Brigade's revised unsolicited nonbinding proposal until the board has completed its review. But kind of going into the financing, you say that Fortress and OneIM have joined as equity capital partners for 50% of the financing. You say you have that but what about the rest in terms of presumably debt financing that you'll need to get to this purchase price and how does the $24 a share change the dynamic as it pertains to this financing?

Gavriel Kahane: So the debt for this transaction is at a relatively low conservative level of 50%. I think, for historic comparable transactions, that is much less financing than typical, and we're pleased that we can give that certainty to shareholders. The debt is coming from money center banks, a number of whom have expressed very strong interest in getting diligence alongside us and moving towards firm commitments and closing with us.

With respect to how 24 changes that financing, as mentioned, our ability to come up in our offer was really driven by us being able to shed some of our very conservative assumptions in our underwriting.

Courtney Reagan: Gavriel, obviously you mentioned that we now know a little bit more about Macy's financial position given that they did just put out their earnings, but I know a lot of, part of the value that you've seen in the retailer when we've spoken previously does have to do with the real estate. As part of the announcement and the strategy under new CEO Tony Spring going forward, they do intend to close about 150 of their stores. That's about 30% of their fleet. So how does that change, if at all, your thesis about the value of the real estate?

Gavriel Kahane: Well, hopefully not at all. Hopefully, we get to close on this transaction and to give shareholders that premium long before the company under its existing leadership moves to close stores. Our plan is not conditioned on store closures. It is not a part fundamentally of our business plan at all. In fact, we think the real estate is so valuable in large part because it's occupied by Macy's.

Courtney Reagan: So then I guess another question too is do you really want to run Macy's? If you were successful, would you continue to run it as a retailer or would you just try to sell off that real estate and get the value therein?

Gavriel Kahane: So very much we want to continue running the company. And, again, the value of the real estate is really fundamentally driven by its great tenant which we think can be that much more credit worthy under new leadership. So the two are sort of fundamentally enmeshed with each other. There is a very communalistic relationship between the real estate and the retailer that sits in it. And we think the real estate can become that much more valuable by putting on these necessary changes on an operational level post privatization in the private markets, as compared to trying to execute on really fundamental business changes in the public markets where it's much more difficult to.

Dominic Chu: And Gavriel, it's Dom. I wonder just if you could take us through what you think Macy's/Bloomingdale's/the entire portfolio looks like operationally after you've hypothetically done this deal three to five years from now.

Gavriel Kahane: Hopefully, a whole heck of a lot stronger. Our, again, sincere hope is that this is not a sort of going concern for shareholders, but very much that Macy's is a stable and growing company that can live for decades and potentially another 150 years. So we think that needs to happen behind the curtain away from the public markets. We think that current management has really been largely solving for the quarter, and when you're so focused on that near-term execution, it's really almost impossible to ensure your long-term viability.

Courtney Reagan: Gavriel Kahane, Leslie Picker, thank you both very much for joining us. I'm sure we will be covering this more as things get underway further. Thank you.

Cautionary Statement Regarding Forward-Looking Statements

This press release does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person. The information herein contains “forward-looking statements”. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct or that any of the objectives, plans or goals stated herein will ultimately be undertaken or achieved. If one or more of such risks or uncertainties materialize, or if Arkhouse’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Arkhouse that the future plans, estimates or expectations contemplated will ever be achieved.

Certain Information Concerning the Participants

Arkhouse Value Fund I LP (“Arkhouse Value Fund I”) and the other Participants (as defined below) expect to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees to the Board at the Annual Meeting. Promptly after filing its definitive proxy statement with the SEC, Arkhouse Value Fund I LP expects to mail the Participants’ definitive proxy statement and accompanying universal proxy card to each stockholder entitled to vote at the Annual Meeting.

The participants in the proxy solicitation are Arkhouse Value Fund I, Arkhouse Value Fund II LP (“Arkhouse Value Fund II”, and together with Arkhouse Value Fund I, the “Arkhouse Value Funds”), Arkhouse Co-Investment III LP (“Arkhouse Co-Investment III”), Arkhouse Equity Investors LLC (“Arkhouse Equity Investors”), Arkhouse Equities Fund LLC (“Arkhouse Equities Fund”, and together with the Arkhouse Value Funds, Arkhouse Co-Investment III and Arkhouse Equity Investors, the “Arkhouse Funds”), Arkhouse Value Fund GP LLC (“Arkhouse Value Fund GP”), Arkhouse Co-Investment III GP LLC (“Arkhouse Co-Investment III GP”), Arkhouse Real Estate Activism Fund MM LLC (“Arkhouse MM”), Arkhouse Manager LLC (“Arkhouse Manager”), Arkhouse Management Co. LP (“Arkhouse Management”), Arkhouse GP LLC (“Arkhouse GP”), Jonathon Blackwell, Gavriel Kahane and George Hebard (all of the forgoing persons, together, the “Arkhouse Parties”), along with the nominees (the “Nominees”) Richard Clark, Richard L. Markee, Mohsin Y. Meghji, Mitchell Schear, Nadir Settles, Gerald L. Storch, Sharen J. Turney, Andrea M. Weiss and Isaac Zion (the Arkhouse Parties and the Nominees, collectively, the “Participants”).

As of the date hereof, Arkhouse Funds in the aggregate directly own or have the right to acquire within 60 days 7,829,209 shares of common stock of Macy’s, par value $0.01 per share (the “Common Stock”) and hold long positions in cash-settled American call options referencing a further 17,014,610 shares of Common Stock, and Mr. Hebard directly owns or may be deemed to beneficially own a further 146,500 shares of Common Stock in each case as further detailed below. As of the date hereof, (i) Arkhouse Value Fund I directly holds 5,947,918 shares of Common Stock, comprised of 1,000 shares of Common Stock held in record name and 5,946,918 shares of Common Stock held in “street name”, and holds long positions in cash-settled American call options referencing a further 15,947,798 shares of Common Stock; (ii) Arkhouse Value Fund II directly holds 766,436 shares of Common Stock in “street name”, and holds long positions in cash-settled American call options referencing a further 1,066,812 shares of Common Stock; (iii) Arkhouse Co-Investment III directly holds 447,898 shares of Common Stock in “street name”, (iv) Arkhouse Equity Investors directly holds 70,527 shares of Common Stock in “street name”; (v) Arkhouse Equities Fund directly holds 416,430 shares of Common Stock in “street name”, and also directly holds 1,800 American call options currently exercisable for 180,000 shares of Common Stock; (vi) Arkhouse Value Fund GP, as the general partner of each of the Arkhouse Value Funds, may be deemed to beneficially own all of the 6,714,354 shares of Common Stock beneficially owned in aggregate by the Arkhouse Value Funds; (vii) Arkhouse Co-Investment III GP, as the general partner of Arkhouse Co-Investment III, may be deemed to beneficially own all of the 447,898 shares of Common Stock beneficially owned by Arkhouse Co-Investment III; (viii) Arkhouse MM, as the manager of Arkhouse Equities Fund, may be deemed to beneficially own all of the 596,430 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned by Arkhouse Equities Fund; (ix) Arkhouse Manager, as the managing member of Arkhouse MM and manager of Arkhouse Equity Investors, may be deemed to beneficially own all of the 596,430 shares of Common Stock beneficially owned by Arkhouse MM and all of the 70,527 shares of Common Stock beneficially owned by Arkhouse Equity Investors; (x) Arkhouse Management, as the investment manager to each of the Arkhouse Funds, may be deemed to beneficially own all of the 7,829,209 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by the Arkhouse Funds; (xi) Arkhouse GP, as the general partner of Arkhouse Management, may be deemed to beneficially own all of the 7,829,209 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by Arkhouse Management; (xii) Mr. Blackwell, as the managing member of Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager, may be deemed to beneficially own all of the 7,829,209 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager; (xiii) Mr. Kahane, through his status as a member of Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager, may be deemed to beneficially own all of the 7,829,209 shares of Common Stock (including the 180,000 shares of Common Stock underlying the 1,800 American call options held by Arkhouse Equities Fund) beneficially owned in aggregate by Arkhouse GP, Arkhouse Co-Investment III GP, Arkhouse Value Fund GP and Arkhouse Manager; and (xiv) Mr. Hebard directly holds 140,000 shares of Common Stock in “street name”, and may be deemed to beneficially own a further 6,500 shares of Common Stock. As of the date hereof, none of the Nominees own beneficially or of record any shares of Common Stock.  In addition, on December 1, 2023, certain Arkhouse Parties and Brigade Capital Management, LP (“Brigade”) delivered to the Board a non-binding proposal to acquire all of the outstanding Common Stock of the Company (the “Common Stock”) that such parties did not already own for $21.00 per share of Common Stock in cash, which proposal was rejected by the Board.  On March 3, 2024, such same Arkhouse Parties and Brigade delivered to the Board a revised proposal to acquire all of the outstanding Common Stock that they do not already own at the increased proposed purchase price of $24.00 per share in cash, to which proposal the Board has not yet responded.  As a result of the foregoing, Arkhouse Parties may be deemed to have direct or indirect interests in the proxy solicitation that are in addition to, or different from, those of other Company shareholders.

IMPORTANT INFORMATION AND WHERE TO FIND IT

ARKHOUSE STRONGLY ADVISES ALL STOCKHOLDERS OF MACY’S TO READ BOTH THE PARTICIPANTS’ PROXY STATEMENT AND MACY’S’ PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW SODALI LLC (STOCKHOLDERS CAN CALL TOLL-FREE: +1 (800) 662-5200).